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Exhibit 10.25

EMPLOYMENT AGREEMENT

        This employment agreement (the "Agreement") is entered into by and between Daniel J. Devine ("you" or "your") and Bridgepoint Education, Inc., a Delaware corporation, (the "Company"). This Agreement has an effective date of March 9, 2009 (the "Effective Date").

        In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

        1.     Position and Responsibilities.    As of the Effective Date, you will continue to serve as a full-time employee of the Company as the Company's Chief Financial Officer ("CFO"). As CFO, you shall report directly to the Company's Chief Executive Officer ("CEO"). You shall have the duties, responsibilities and authority that are customarily associated with such position and such other senior management duties as may reasonably be assigned by the CEO, in each case, in accordance with Company policy as set forth from time to time by the Company's Board of Directors (the "Board") and subject to the terms hereof. You shall devote substantially all of your business time and commit your best efforts to the Company's business. Your office will be located at the Company's headquarters at 13500 Evening Creek Drive, San Diego, California and your duties shall be primarily performed there subject to requisite business travel. Nothing herein shall preclude you from (i) serving, with the prior written consent of the Company, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder. The Company hereby acknowledges your ownership of any entities identified in Exhibit A and consents to such ownership for so long as such entities continue to be a non-competing business with the Company.

        2.     Term.    Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason, with or without Cause (as defined below), in each case subject to the terms and provisions of this Agreement. Unless terminated earlier, this Agreement will extend through the second anniversary of the Effective Date ("Expiration Date") provided, however, on such second anniversary of the Effective Date (and on each subsequent anniversary thereafter) the Expiration Date will automatically be extended by an additional year unless either party has provided written notice to the other party at least three months before the applicable Expiration Date that such party will not agree to so extend the Agreement. The terms of Sections 8 through 15 shall survive any termination or expiration of this Agreement or of your employment.

        3.     Salary, Bonus and Equity Incentives.    For avoidance of doubt, the Board may delegate its authority and responsibilities under this Section 3 to a committee of members of the Board.

          (a)   Base Salary.    During your employment as CFO and while this Agreement is in effect, you will be paid an annual base salary of $250,000.00 (the "Base Salary") for your services as CFO payable in the time and manner that the Company customarily pays its employees provided that you will receive pro-rata payments of Base Salary on at least a monthly basis. Your Base Salary shall also be reviewed periodically by the Board and may be increased by the Board in its discretion or decreased with your written consent.

          (b)   Bonuses.    During your employment as CFO and while this Agreement is in effect, you will be eligible to participate in any bonus programs as set forth by the Board. In addition, during each Company fiscal year you will be eligible to earn an annual cash bonus based on performance objectives reasonably established by the Board. Your annual target cash bonus amount will be equal to 50% of your Base Salary that is paid to you during the applicable fiscal year. The actual amount of the annual bonus paid to you, if any, shall be determined by the Board in its sole discretion and may be more or less than the target amount. Any such bonus shall be paid to you during the first two and a half months of the fiscal year that follows the applicable performance fiscal year. Subject to Section 7(b), you must be employed with the Company through the date of the bonus payment in order to receive such payment and termination of employment before such payment date means you will not receive such payment.

          (c)   Stock Options and Compensatory Equity.    While you are an employee of the Company, you will be eligible to receive grants of stock options (or other grants of Company equity) to purchase shares of the Company's common stock. Such equity grants, if any, will be made in the sole discretion of the Board and will be subject to the terms and conditions specified by the Board, the Company's stock plan, the award agreement that you must execute as a condition of any grant and the Company's insider trading policy. If required by applicable law with respect to transactions involving Company equity securities, you agree that you shall use your best efforts to comply with any duty that you may have to (i) timely report any such transactions and (ii) to refrain from engaging in certain transactions from time to time. The Company has no duty to register under (or otherwise obtain an exemption from) the Securities Act of 1933 (or applicable state securities laws) with respect to any Company equity securities that may be issued to you. Notwithstanding anything to the contrary (but subject to the next sentence), any equity compensation awards that were granted to you before the Effective Date shall continue to be governed by their applicable terms and conditions (as may have been amended after their respective grant dates) (the "Prior Equity Awards").

Upon the consummation of a Change of Control (as defined below), 50% of each of your then unvested time-based stock options and performance-based stock options shall become vested on a pro-rata basis (rounded down to the nearest whole number for each discrete option) over the vesting schedule. The remaining unvested portion of your options shall continue to vest pursuant to their original vesting schedule but at 50% of the original rate of vesting over such vesting period. As purely a hypothetical example to illustrate the foregoing, assume that at the time of a Change of Control, you held one time-based stock option which then had sixty unvested shares that were scheduled to vest at 10 shares, 20 shares, and 30 shares in each of the three following months, respectively. Thirty of such sixty unvested shares would become vested upon the Change of Control assuming you were then still employed by the Company. The remaining thirty unvested shares would vest at 5 shares, 10 shares, and 15 shares in each of the three following months subject to your continued service.

        4.     Expense Reimbursement.    During your employment as CFO and while this Agreement is in effect, you will be reimbursed for all reasonable business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with the Company's Expense Reimbursement Policy.

        5.     Change of Control.

          (a)   Definition.    For purposes of this Agreement, a "Change of Control" shall mean any of the following:

              (i)  The acquisition by any individual, entity or group (other than the Company or any employee benefit plan of the Company or Warburg Pincus & Co. and its affiliated entities and investment funds) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities representing more than 50% of the voting securities of the Company entitled to vote generally in the election of directors, determined on a fully-diluted basis ("Company Voting Securities"); provided, however, that such acquisition shall not constitute a Change of Control hereunder if a majority of the holders of the Company Voting Securities immediately prior to such acquisition retain directly or through ownership of one or more holding companies, immediately following such acquisition, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity;

             (ii)  The sale, transfer or other disposition of 50% or more of the Company's assets to one or more unaffiliated individual(s), entities or groups; or

            (iii)  When a majority of the members of the Board of Directors of the Company shall not be Company Directors.

        "Company Directors" shall mean (A) individuals who as of the date hereof are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board, or (C) any individual appointed to the Board to fill vacancies of the Board caused by death or resignation (but not by removal) or to fill newly created directorships.

        A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions. In addition, an initial public offering of the Company's securities shall not constitute a Change of Control.

          (b)   Limitation on Payments.    In the event that it is determined that any payment or distribution of any type to or for your benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or distributions or benefits shall be payable either:

              (i)  in full; or

             (ii)  as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax.

        You shall receive the greater, on an after-tax basis, of (i) or (ii) above, provided however that to the extent applicable, you may elect to subject the payments that are in excess of the permissible maximum payment amount specified under Code section 280G(b)(2)(A)(ii) to a shareholder vote as provided for under Code Section 280G(b)(5).

        Unless you and the Company agree otherwise in writing, any determination required under this Section 5(b) shall be made in writing by a qualified independent accountant selected by the Company (the "Accountant") whose determination shall be conclusive and binding. You and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. The Company shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section 5(b).

        6.     Employee Benefit Programs.    During your employment with the Company, and except as may be provided under an employee stock purchase plan, you will be entitled to participate, on the same terms as generally provided to senior executives, in all Company employee benefit plans and programs at the time or thereafter made available to Company senior executive officers including, without limitation, any savings or profit sharing plans, deferred compensation plans, stock option incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, vacation, sick leave (including salary continuation arrangements), long-term disability, holidays and other employee benefit programs sponsored by the Company. The Company may amend, modify or terminate these benefits at any time and for any reason. You will also be indemnified to the fullest extent permitted by law, from and against any and all liability, loss, damages or expenses incurred as a result of, arising out of, or in any way related to, your service as an employee, officer, director or agent of the Company or a Company affiliate, in accordance with the Company's Certificate of Incorporation and bylaws. The Company shall maintain a directors and officers liability insurance policy (including tail coverage) covering you in your capacity as an officer and director of the Company and any Company affiliate. The Company's obligation to indemnify you shall survive termination of this Agreement.

        7.     Consequences of Termination of Employment.    Unless the Company requests otherwise in writing, upon termination of your employment for any reason, you shall be deemed to have immediately resigned from all positions as an officer (and/or director, if applicable) with the Company (and its affiliates) as of your last day of employment (the "Termination Date"). Upon termination of your employment for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests and (iv) your then outstanding Prior Equity Awards as governed by their applicable terms (collectively, (i) through (iv) are the "Accrued Pay"). You may also be eligible for other post-employment payments and benefits as provided in this Agreement.

          (a)   For Cause.    For purposes of this Agreement, your employment may be terminated by the Company for "Cause" as a result of the occurrence of one or more of the following:

              (i)  your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to the business or reputation of the Company or a Company affiliate);

             (ii)  your willful refusal to perform in any material respect your duties and responsibilities for the Company or a Company affiliate or your failure to comply in any material respect with the terms of this Agreement and the Confidentiality Agreement and the polices and procedures of the Company or a Company affiliate at which you serve as an officer and/or director if such refusal or failure causes or reasonably expects to cause injury to the Company or a Company affiliate;

            (iii)  fraud or other illegal conduct in your performance of duties for the Company or a Company affiliate; or

            (iv)  any conduct by you which is materially injurious to the Company or a Company affiliate or materially injurious to the business reputation of the Company or a Company affiliate.

        Prior to your termination for Cause, you will be provided with written notice from the Company describing in detail the conduct forming the basis for the alleged Cause and to the extent curable, a reasonable opportunity (of not less than 30 days or more than 90 days) to cure such conduct before the Company may terminate you for Cause. You have the right to present your case to the full Board, with assistance of your legal counsel before any termination for Cause is finalized by the Company. Any termination for "Cause" will not limit any other right or remedy the Company may have under this Agreement or otherwise. You shall continue to receive the compensation and benefits provided by this Agreement during the period after you receive the written notice of the Company's intention to terminate your employment for Cause until such termination becomes effective.

        In the event your employment is terminated by the Company for Cause you will be entitled only to your Accrued Pay and you will be entitled to no other compensation from the Company. In addition, you may be required to repay to the Company certain previously paid compensation in accordance with Company policies and/or applicable law (each, "Clawback Policy").

        For avoidance of doubt, terminations of employment due to death or Disability, which are addressed in Section 7(d) below, are not terminations for Cause.

          (b)   Without Cause or for Good Reason.    The Company may terminate your employment without Cause at any time and for any reason with notice or you may resign your employment for Good Reason (as defined below in Section 7(b)(vi)) upon thirty days advance written notice (each a "Qualifying Termination"). If your employment is terminated due to a Qualifying Termination, then you will be eligible to receive the following subject to your timely compliance with Section 7(e) and further provided that no payments for such Qualifying Termination shall be made until on or after the date of a "separation from service" within the meaning of Code Section 409A:

              (i)  The Company shall provide you with cash payments equal in the aggregate to one times the sum of your Base Salary and your annual target bonus. The cash payments provided by this subpart (i) shall be paid to you in substantially equal installments payable bi-weekly over the 12 month period following your Termination Date, however, the first payment shall be made within fifteen days following the effective date of the release of claims and separation agreement described in Section 7(e). This first payment will cover the period of time from the Termination Date through the end of the bi-weekly period immediately preceding such first payment;

             (ii)  The Company shall continue to pay the Company portion of the premiums for your Company group medical insurance coverage (or alternative comparable coverage) for the period during which you are entitled to compensation payments under Section 7(b)(i). In all cases, the coverage provided in this subpart (ii) shall immediately terminate if you are offered comparable coverage in connection with your employment by another employer;

            (iii)  Your then outstanding unvested time-based Company stock option awards shall become incrementally vested on an accelerated basis as if your Termination Date occurred one year later;

            (iv)  You will continue to be eligible to be paid the bonus described in Section 3(b) for the prior completed fiscal year to the extent the bonus is not yet paid and in such amount, if any, that the Board determines under Section 3(b);

             (v)  If the Qualifying Termination occurs during the twenty-four month period after a Change of Control, then in lieu of subpart (iii), all of your unvested stock option awards shall become immediately fully vested as of your Termination Date; and

            (vi)  For purposes of this Agreement, you may resign your employment from the Company for "Good Reason" within ninety (90) days after the date that any one of the following events described in subparts (1) through (5) (any one of which will constitute "Good Reason") has first occurred without your written consent. Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of your written notice (such notice shall describe in detail the basis and underlying facts supporting your belief that a Good Reason event has occurred). Such notice of your intention to resign for Good Reason must be provided to the Company within 60 days of the initial existence of a Good Reason event. Failure to timely provide such written notice to the Company or failure to timely resign your employment for Good Reason means that you will be deemed to have consented to and waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then you may either resign your employment without Good Reason or you may continue to remain employed subject to the terms of this Agreement.

      (1)
      You have incurred a material diminution in your responsibilities, duties or authority;

      (2)
      You have incurred a material diminution in your Base Salary or annual target bonus amount;

      (3)
      Your workplace has been relocated to a new location that is more than 30 miles away from your work location that is specified in Section 1;

      (4)
      The Company does not extend the Expiration Date of this Agreement as provided in Section 2; or

      (5)
      The Company has materially breached a material provision of this Agreement.

Subject to the express language in this Section 7(b) and Section 14, you shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 7(b), nor shall any such payment or benefit be reduced by any earnings or benefits that you may receive from any other source. If any cash payments that are owed to you under this Agreement are not paid to you within fifteen days of their due date, then the Company will additionally owe you interest on such late payments, payable on a monthly basis while any overdue amount is still outstanding, with interest accruing at the then prevailing prime rate, compounded monthly. For avoidance of doubt, this Section 7(b) does not apply to terminations of employment due to death or Disability which are addressed in Section 7(d) below.

          (c)   Voluntary Termination.    In the event you voluntarily terminate your employment with the Company without Good Reason, you will be entitled to receive only your Accrued Pay. You will be entitled to no other compensation from the Company. You agree to provide the Company with at least 30 days advance written notice of your intention to resign without Good Reason. For avoidance of doubt, this Section 7(c) does not apply to terminations of employment due to death or Disability which are addressed in Section 7(d) below.

          (d)   Death or Disability.    In the event your employment with the Company is terminated as a result of your death, then: (i) your estate will be entitled to receive your Accrued Pay, (ii) your then outstanding unvested time-based Company stock option awards shall become incrementally vested on an accelerated basis as if your Termination Date occurred one year later, (iii) twenty-five percent of your then outstanding unvested Company performance-based stock option awards shall also become incrementally vested on an accelerated basis, (iv) your estate will be entitled to receive six monthly installment payments of your Base Salary commencing with the month after your Termination Date and (v) your dependents shall receive medical benefits (at the same level that they were receiving such coverage as of the Termination Date) paid by the Company for the six months following your Termination Date.

        In the event your employment with the Company is terminated by the Company as a result of your Disability, then you will receive the same payments and benefits specified in subparts (i) through (iii) of the preceding paragraph. For purposes of this Agreement, "Disability" is defined to occur when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

          (e)   Release of Claims.    As a condition to receiving (and continuing to receive) the payments and benefits provided in Section 7(b), you must (i) within not later than forty-five (45) days after your Termination Date, execute (and not revoke) and deliver to the Company a Release Of All Claims And Covenant Not To Sue agreement (the "Release") substantially in the form attached as Exhibit B hereto and (ii) remain in full compliance with such Release. The Company shall have the obligation to prepare and execute said Release and tender the Release to you within two weeks of your Termination Date.

        8.     Proprietary Information and Inventions Agreement; Confidentiality.    You will be required, as a condition of your employment with the Company, to timely execute the Company's form of proprietary information and inventions agreement as may be amended from time to time by the Company ("Confidentiality Agreement").

        9.     Assignability; Binding Nature.    Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this Agreement contractually or as a matter of law. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

        10.   Governing Law; Arbitration.    This Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of California. Any controversy or claim relating to this Agreement or any breach thereof, and any claims you may have arising from or relating to your employment with the Company, will be settled solely and finally by arbitration in San Diego, California before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect in the State of California, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided that this Section 10 shall not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration. If you prevail on at least one material claim with respect to such dispute, then within seventy-five days of the dispute's final resolution the Company shall reimburse you for your reasonable and substantiated legal fees and costs incurred in such dispute.

        11.   Taxes.    Anything to the contrary notwithstanding, all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. This Agreement is intended to comply with the requirements of section 409A of the Code. In the event this Agreement or any benefit paid to you hereunder is deemed to be subject to section 409A of the Code, you consent to the Company adopting such conforming amendments or taking such actions as the Company deems necessary, in its reasonable discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Notwithstanding any provision in the Agreement to the contrary, if upon your "separation from service" within the meaning of Code Section 409A, you are then a "specified employee" (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such "separation from service" under this Agreement until the earlier of (i) the first business day of the seventh month following your "separation from service," or (ii) ten (10) days after the

Company receives notification of your death. Any such delayed payments shall be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company's applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

        12.   Entire Agreement.    Except as otherwise specifically provided in this Agreement, this Agreement contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties including without limitation your employment agreement with TeleUniversity, Inc. dated December 23, 2003 ("Prior Agreement") and any amendments to such Prior Agreement.

        13.   Covenants.

          (a)   As a condition of this Agreement and to your receipt of any post-employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this subsection 13(a) (which shall survive your termination of employment and termination or expiration of this Agreement):

              (i)  You will fully comply with all obligations under the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;

             (ii)  Within five (5) days of the Termination Date, you shall return to the Company all Company confidential information including, but not limited to, intellectual property, etc. and you shall not retain any copies, facsimiles or summaries of any Company proprietary information;

            (iii)  You will not at any time during the period of your employment with the Company and during any period in which you are receiving severance payments under section 7 of this Agreement, make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company's products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations. Similarly, during such time period, the Company will make reasonable best efforts to direct its then-current directors and Section 16 officers to not make any disparaging statements about you that are harmful to your reputation;

            (iv)  You agree that during the period of your employment with the Company and for one year after the Termination Date, you will not induce, solicit, recruit or encourage any employee of the Company to leave the employ of the Company which means that you will not (x) disclose to any person, entity or employer the backgrounds or qualifications of any Company employees or otherwise identify them as potential candidates for employment or (y) personally or through any other person recruit or otherwise solicit Company employees to work for you or any other person, entity, or employer;

             (v)  You agree that during the period of your employment with the Company and thereafter, you will not utilize any trade secrets of the Company in order to solicit, either on behalf of yourself or any other person or entity, the business of any client or customer of the Company, whether past, present or prospective. The Company considers the following, without limitation, to be its trade secrets: Financial information, administrative and business records, analysis, studies, governmental licenses, employee records (including but not limited to counts and goals), prices, discounts, financials, electronic and written files of Company policies, procedures, training, and forms, listing of students and students who applied or made an inquiry about any program and any student data, student records, written or electronic work product that was authored, developed, edited, reviewed or received from or on behalf of the Company during period of employment, Company developed technology, software, or computer programs, process manuals, products, business and marketing plans and or projections, Company sales and marketing data, Company technical information, Company strategic plans, Company financials, enrollment lists, total student enrollment, enrollment goals, vendor affiliations, proprietary information, technical data, trade secrets, know-how, copyrights, patents, trademarks, intellectual property, and all documentation related to or including any of the foregoing; and

            (vi)  You agree that, upon the Company's request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.

          (b)   You also agree that you will fully and timely comply with all of the covenants set forth in this subsection 13(b) (which shall survive your termination of employment and termination or expiration of this Agreement):

              (i)  You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of your Termination Date (if no other due date has been previously established);

             (ii)  Within five (5) days of the Termination Date, you shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;

            (iii)  Within thirty days of the Termination Date, you will submit any outstanding expense reports to the Company on or prior to the Termination Date;

            (iv)  As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail; and

             (v)  You will provide written notice to the Company within three (3) business days after the date that you have agreed to accept new full or part time employment or agreed to provide consulting or other services to another entity or venture.

          (c)   You acknowledge that (i) upon a violation of any of the covenants contained in Section 13 of this Agreement or (ii) if the Company is terminating your employment for Cause as provided in Section 7(a), the Company would as a result sustain irreparable harm, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation; and

          (d)   You understand and agree that all payments and benefits provided to you will be subject to the terms and conditions of any Clawback Policy (adopted by the Company Directors) which shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company.

        14.   Offset.    Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company's discretion, by any amounts you owe to the Company or as will be needed to satisfy any future co-payments you would need to make for continuing post-termination benefits, provided however that any such offsets do not violate Code Section 409A.

        15.   Notice.    Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company's General Counsel at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 15 shall be deemed to be the date of delivery thereof.

        16.   Waiver; Severability.    No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

        17.   Voluntary Agreement.    You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

        18.   Key-Man Insurance.    The Company shall have the right to insure your life for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. You shall have no interest in any such policy, but you agree to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on you by any such documents.

Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

ACKNOWLEDGED AND AGREED:

BRIDGEPOINT EDUCATION, INC.	DANIEL J. DEVINE

/s/ Diane L. Thompson BY: Diane L. Thompson TITLE: SVP/General Counsel	/s/ Daniel J. Devine

 EXHIBIT A

No entities owned as of the Effective Date.

 EXHIBIT B

RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE PURSUANT
TO AGREEMENT

1.    PARTIES.    The parties to this Agreement and Release are Daniel J. Devine ("Executive") and Bridgepoint Education, Inc., a Delaware corporation, (the "Company").

2.    RECITALS.    This Release is made with reference to the following facts:

        Executive and Company are parties to an Employment Agreement dated March 9, 2009. That Employment Agreement provides that Executive must execute a general release and covenant not to sue within not later than forty-five (45) days after Executive's Termination Date (as defined in the Employment Agreement) in order for Executive to receive any severance payment and benefits under the Employment Agreement. This Release is the general release and covenant not to sue required by the Employment Agreement.

3.    EXECUTIVE'S PROMISES.    In consideration for the promises and payments contained in the Employment Agreement, Executive agrees as follows:

        3.1    Executive hereby covenants not to sue and also waives, releases and forever discharges Company, its parent company, divisions, subsidiaries, officers, directors, agents, employees, stockholders, affiliates and successors from any and all claims, causes of action, damages or costs of any type Executive may have against Company or its current and former parent company, divisions, subsidiaries, officers, directors, employees, agents, stockholders, successors or affiliates (the "Released Parties") including without limitation those arising out of or relating to Executive's employment with Company, or Executive's separation of employment (if separated by such date). This waiver and release includes, but is not limited to, claims, causes of action, damages or costs arising under or in relation to Company's employee handbook and personnel policies, or any oral or written representations or statements made by officers, directors, employees or agents of Company, or under any state or federal law regulating wages, hours, compensation or employment, or any claim for breach of contract or breach of the implied covenant of good faith and fair dealing, or any claim for stock, stock options, warrants, or phantom stock or equity of any kind or any claim for wrongful termination, or any discrimination claim on the basis of race, sex, sexual orientation, gender, age, religion, marital status, national origin, physical or mental disability, medical condition, or any claim arising under the federal Age Discrimination in Employment Act, the Equal Pay Act, the California Family Rights Act, the Pregnancy Discrimination Act, the Family Medical Leave Act, the California Labor Code, the California Wage Orders, Title VII of the Civil Rights Act, the Fair Employment and Housing Act, the California Labor Code Private Attorneys General Act of 2004, the California Wage Orders, and Business and Professions Code Section 17200, et seq. Notwithstanding the foregoing, this Release does not release (a) claims that cannot be released as a matter of law, (b) claims arising after the effective date of this release including those under the Employment Agreement, (c) claims to enforce any of Executive's rights to post-termination benefits under section 7 of the Employment Agreement, (d) claims for indemnification pursuant to section 6 of the Employment Agreement, or (e) claims to enforce any of Executive's vested benefits under any employee benefit plan of the Company.

        3.2    The waiver and release set forth in paragraph 3.1 applies to claims of which Executive does not currently have knowledge and Executive specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

        3.3    Executive has not suffered nor aggravated any known on-the-job injuries for which Executive has not already filed a Workers' Compensation claim.

        3.4    Executive represents and warrants that no claims have been filed by him or on his behalf against any Released Party prior to the effectiveness of this Release. Additionally, to the extent there is a claim filed (or subsequently filed in breach of section 3.1), then any such claim will be "dismissed with prejudice" and Executive shall promptly pay all fees and costs associated with obtaining the dismissal, or in connection with the dismissal, including reasonable legal fees.

        3.5    Executive agrees that nothing in this Release shall be construed as an admission of liability of any kind by Company to Executive.

4.    CONSULTATION, REVIEW, AND REVOCATION.    In accordance with the Age Discrimination in Employment Act of 1967 ("ADEA") as amended by the Older Workers Benefit Protection Act, Executive is advised to consult with an attorney before signing this Release. Executive is given a period of 21 days in which to consider whether to enter into this Release. Executive does not have to utilize the entire 21 day period before signing this Release, and may waive this right. If Executive does enter into this Release, he may revoke the Release within 7 days after the execution of the Release. Any revocation must be in writing and must be received by the Company no later than midnight of the seventh day after execution by Executive. The Release is not effective or enforceable until after this 7-day period has passed without revocation.

5.    LABOR CODE SECTION 206.5.    Executive agrees that the Company has paid to Executive his salary and vacation accrued as of the Termination Date and that these payments represent all such monies due to Executive through the Termination Date. In light of the payment by the Company of all wages due, or to become due to Executive, California Labor Code Section 206.5 is not applicable to the parties hereto. That section provides in pertinent part as follows: "No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made."

6.    MISCELLANEOUS.

        6.1    This Release shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

        6.2    This Release is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Release may be amended only by an agreement in a writing signed by the parties.

        6.3    This Release is binding upon and shall inure to the benefit of the parties hereof, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, parent company, assigns, heirs, partners, successors in interest and stockholders, including any successor company of the Company.

        6.4    Executive agrees that he has read this Release and has had the opportunity to ask questions, seek counsel and time to consider the terms of the Release. Executive has entered into this Release freely and voluntarily.

        6.5    The parties agree that any dispute or controversy arising from or related to this Release shall be decided by final and binding arbitration as provided in the Employment Agreement.

        6.6    The execution date of this Release is the date that Executive signs this Release.

DANIEL J. DEVINE ("Executive")	BRIDGEPOINT EDUCATION, INC. ("Company")

By:
Its:
Date:	Date:

QuickLinks

  Exhibit 10.25
EMPLOYMENT AGREEMENT
EXHIBIT A
EXHIBIT B
RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE PURSUANT TO AGREEMENT